LOAN AGREEMENT

THIS AGREEMENT (as the same may be amended, restated or otherwise modified, the “Agreement”) is made this 8th day of March, 2007, between MOD-PAC CORP., a New York corporation with offices at 1801 Elmwood Avenue, Buffalo, New York 14207 (“Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, with offices at 50 Fountain Plaza, Buffalo, New York 14202, and its successors and assigns (“Lender”).

In consideration of the covenants and agreements contained herein, the Borrower and the Lender hereby mutually agree as follows:

1. DEFINITIONS

1.1. General. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP (as defined below). The definition of each agreement, document, and instrument set forth in Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

1.2. Defined Terms. As used in this Agreement:

“Account”, “Account Debtor”. “Chattel Paper”, “Consumer Goods”, “Deposit Account”, “Document”, “Equipment”, “Farm Products”, “General Intangible”, “Goods”, “Instrument” and “Proceeds”, have the meanings as set forth in the New York Uniform Commercial Code, Sections 9-102(a) (2), (3) (11), (23), (29), (30), (33), (34), (42), (44), (47), (48) and (64) inclusive, as amended from time to time.

“Affiliate” of any specified entity means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity and “control”, when used with respect to any specified entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Acquisition” means (whether in one transaction or a series of transactions) (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any assets (including, without limitation, Equipment), facility and/or business or business unit operated by any Person that is not a Subsidiary of Borrower, and (ii) acquisitions of a majority of the outstanding equity or other similar interests in any such Person (whether by merger, stock purchase or otherwise).

“Borrowing Base” means (a) 80% of Eligible Accounts plus (b) 40% of Eligible Inventory, but not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00), plus (c) 100% of Eligible Equipment, but not to exceed Two Million Dollars ($2,000,000.00).

“Borrowing Base Certificate” means a certificate substantially in the form of attached Exhibit B.

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

“Capital Expenditures” means net fixed assets at the end of the period less net fixed assets at the beginning of the period plus depreciation expense for the period, excluding any fixed assets acquired through a Permitted Acquisition.

“Cash Flow” means, with respect to any fiscal year, net income after taxes and/or dividends and other distributions (not including share repurchases permitted by this Agreement) , exclusive of extraordinary gains and losses, plus depreciation, amortization, non-cash goodwill impairment write-down, and non-cash option expense up to a maximum of $500,000.00, in each case for such fiscal year, minus current maturities of long term Indebtedness (but in no event the Revolving Credit) as of the last day of such fiscal year and Capital Expenditures, except to the extent financed by third-party debt, for such fiscal year.

“Closing Costs” means costs and expenses incurred by Lender in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, Lender’s attorneys’ fees and expenses, audit and appraisal expenses.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means the collateral in which Borrower has given the Lender a security interest pursuant to the Security Agreement dated of even date herewith, and any other instrument given to Lender to secure the Indebtedness and/or this Agreement.

“Contract Right” means (a) any contract right, and (b) any right to payment under a contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“Deposit Account” means (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization, other than an account evidenced by a certificate of deposit.

“EBITDA” means, with respect to any fiscal year, the net income of Borrower plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation, amortization, non-cash goodwill impairment write-down and non-cash option expense up to a maximum of $500,000.00, but not, however, giving effect to extraordinary losses or gains in calculating net income; in each case for such fiscal year.

“Eligible Accounts” mean all bona fide Accounts (up to 90 days from date of invoice) of Borrower, except the following:

(a)	Accounts subject to any pending claim for credit, allowance, or adjustment or any set off or counterclaim other than discounts granted in the ordinary course of business for prompt payment;
(b)	Intentionally Omitted.
(c)	Borrower has received notice of the financial impairment of the Account Debtor that may reasonably be expected to impact the Account Debtor’s ability to pay such Account;
(d)	Accounts subject to an assignment, pledge, claim, mortgage, Lien, or security interest of any type except that granted to or in favor of Lender;
(e)	the Goods which are the subject of the Account have been rejected, returned, or acceptance has been revoked or refused;
(f)	Accounts of the United States of America or any division or department thereof except if there has been compliance with the Assignment of Claims Act;
(g)	Accounts due from any Subsidiary, shareholder or employee of Borrower;
(h)	Accounts owed by Account Debtors that are not located in, and organized under the laws of, the United States or Canada, or a state or province thereof;
(i)	Accounts Lender deems unacceptable subject to standards of commercial reasonableness.

“Eligible Equipment” means all Equipment except Equipment which is:

(a)	located outside the United States;
(b)	damaged, defective or obsolete;
(c)	subject to a purchase money or other Lien except in favor of Lender; or
(d)	determined by Lender, subject to standards of commercial reasonableness, to be unsatisfactory in any respect.

“Eligible Inventory” means all Inventory except Inventory which is:

(a)	work in process;
(b)	located outside the United States;
(c)	in the possession of a bailee or a third party, unless such bailee or third party has signed a waiver letter in form reasonably acceptable to Lender;
(d)	damaged, defective, or obsolete;
(e)	held by Borrower or a third party on consignment; or
(f)	determined by Lender, subject to standards of commercial reasonableness, that the Inventory is unsatisfactory in any respect.

“Environmental Law” means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” shall mean (a) with respect to an ERISA Plan, the imposition of an excise tax or any other liability on Borrower or the imposition of a Lien on the assets of Borrower; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or the occurrence of an event or condition that requires a Controlled Group member to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of the incurrence by a Controlled Group member of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k)  the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Affiliate” means each Person (whether or not incorporated) which together with Borrower would be treated as a single employer under ERISA.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, or with respect to which a Controlled Group member, makes, or is obligated to make contributions, or has otherwise incurred liability.

“Event of Default” means any one or more of the occurrences described in Section 6 hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied, except any changes in generally accepted accounting principles shall not be taken into consideration for the purposes of covenant calculations under Sections 5.22 and 5.23 until such time as the Lender and Borrower have amended such covenants in light of such changes in generally accepted accounting principles such that the performance standards reflected by such covenants as so amended are substantially equivalent to those in effect on the date hereof applying generally accepted accounting principles as in effect on the date hereof.

“Guarantor” means each Person that now or hereafter guarantees any portion of the Borrower’s Indebtedness payable to the Lender, and such Person’s heirs, administrators, successors and assigns.

“Guaranty” means any guaranty agreement executed by a Guarantor and delivered to Lender.

“Indebtedness” shall mean, for any Person (excluding in all cases trade payables payable and accrued liabilities in the ordinary course of business by such Person), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, or Interest Rate Agreement, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Person in accordance with GAAP, (g) all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements.

“Interest Rate Agreement” means any agreement for a derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender or any Lender Affiliate.

“Inventory” is as defined in the UCC and means, without limitation, goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, and all raw materials, work in process, finished goods and materials and supplies, of any kind, nature or description, that are used or consumed by Borrower’s business, or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing such goods, merchandise and other personal property, and all returned or repossessed goods now or hereafter in the possession of or under the control of Borrower, wherever located.

“L/C Sublimit” means the aggregate undrawn face value of all Letters of Credit permitted in Paragraph 2.4.

“Lender Affiliate” means any one or more bank or non-bank subsidiaries (other than the Lender) of KeyCorp and its successors.

“Letter of Credit” means any outstanding letter of credit issued by Lender on behalf of Borrower.

“Lien” means any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan” or “Loans” means the credit to the Borrower extended by the Lender in accordance with Section 2 hereof.

“Loan Documents” means the collective reference to this Agreement and all other instruments, agreements and documents entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower’s or Guarantor’s obligations in connection with the transaction contemplated hereunder, each as amended.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Effect” means any condition or event that Lender reasonably determines has had or is reasonably likely to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, if any, taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Note” or “Notes” means, as the case may be, the promissory note(s) signed and delivered by the Borrower to evidence its Indebtedness to the Lender pursuant to Section 2 hereof .

“Obligation” or “Obligations” means, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Lender pursuant to this Agreement and includes the principal of and interest on all Notes; (b) each extension, renewal or refinancing thereof in whole or in part; (c) the commitment and other fees, and any prepayment fees payable under this Agreement or any other Loan Document; (d) every other liability, now or hereafter owing to any Lender Affiliate by Borrower under any Interest Rate Agreement entered into by Borrower with such Lender Affiliate; and (e) every other liability to Lender, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment, Interest Rate Agreement or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender or acquired by Lender by purchase, pledge or otherwise and whether participated to or from Lender in whole or in part; and (e) all Related Expenses.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Obligations and includes, without limitation, any Guarantor, and (b) any signatory to a Loan Document.

“Organization” means a corporation, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or its successor.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” within the meaning of ERISA Section 3(2).

“Permitted Acquisitions” means any Acquisition as to which all of the following conditions are satisfied:

(a)	such Acquisition involves a line or lines of business that will not substantially change the general nature of the business in which Borrower is engaged on the date of this Agreement.

(b)	no Event of Default or Potential Default shall exist prior to or immediately after giving effect to such Acquisition;

(c)
after giving effect to such Acquisition, the purchase price for Borrower’s total Acquisitions will not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). For this purpose, “purchase price” means the amount of cash paid in such Acquisition (excluding amounts to be paid under any earn-out or similar provisions based on performance), plus the amount of any liabilities assumed other than trade payables and accrued liabilities incurred in the ordinary course of business.

“Permitted Encumbrances” means, as of any particular time, (a) liens for ad valorem taxes and special assessments not then delinquent, (b) this Agreement, and any security interest or other lien created thereby, (c) any Permitted Encumbrances defined in any of the Loan Documents, including, without limitation, as defined in any Security Instrument, (d) any liens permitted by Section 5.15 hereof, and (e) such minor defects, irregularities, encumbrances and clouds on title as normally exist with respect to property similar in character to the Collateral and as do not materially interfere with or impair the use or value of the property affected thereby.

“Person” means an individual or an Organization.

“Plan” means any ERISA Plan (other than a Multiemployer Plan) in which the Borrower or any Subsidiary is, or has been at any time during the preceding two (2) years, an “employer” or a “substantial employer” as such terms are defined in ERISA.

“Potential Default” means any condition, action, or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

“Proceeds” means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or Proceeds, whether cash or non-cash. Cash Proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in the Agreement or the Security Instruments, Lender's right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Lender to Borrower’s sale, exchange, collection, or other disposition of any or all of the Collateral.

“Prohibited Transaction” means a “prohibited transaction” within the meaning of ERISA Section 406 or Code Section 4975, other than any transaction subject to a statutory or administrative exemption.

“Quarters” or “Quarterly” means calendar quarters, being each of the three (3) calendar month periods ending 3/31, 6/30, 9/30 and 12/31 of each calendar year.

“Related Expenses” means any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney’s fees, legal expenses, judgments, suits and disbursements) reasonably incurred by, or imposed upon, or asserted against, Lender in any attempt by Lender:

(a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage, deed of trust, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower to or in favor of Lender;

(b) to obtain payment, performance, and observance of any and all of the Obligations;

(c) to maintain, insure, audit, inspect, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; or

(d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date due and payable by Borrower at the rate payable as set forth in the Note, but in no event greater than the highest rate permitted by law;

provided, however, under no circumstance shall Related Expenses include any Closing Cost.

“Related Person” means any Person who (i) now or hereafter owns an equity interest in Borrower or Guarantor or (ii) has warrants, debentures, or similar rights to own any equity interest in Borrower or Guarantor, whether or not the same has vested or been delivered or (iii) is owned, in whole or in part, by Borrower or Guarantor.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA

“Revolving Credit” means the Revolving Credit Facility described in Section 2.2 hereof, which Revolving Credit shall be payable in accordance with the terms of such Revolving Credit Facility and this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Instrument(s)” means the written document(s) listed in Exhibit A attached hereto, signed and delivered from time to time to the Lender in connection with Indebtedness owed by Borrower to the Lender.

“Subsidiary” means any Person of which more than fifty percent (50%) of the following is, at the time, owned or controlled, directly or indirectly, by Borrower or one or more other Subsidiaries: (i) the voting stock or units entitling the holders thereof to elect a majority of the board of directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person.

“Termination Date” means March 8, 2010, or such earlier date that Lender has terminated the Revolving Credit under Section 7.1 hereof, or Borrower has terminated the Revolving Credit under Section 2.5 hereof.

“Total Funded Debt” means the sum without duplication for Borrower and/or any of its subsidiaries of (1) all indebtedness for borrowed money, whether maturing in less than or more than one year, plus (2) all bonds, notes, debentures or similar debt instruments plus (3) all capitalized lease obligations plus (4) the present value of all basic rental obligations under any synthetic lease.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(1).

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

2. CREDIT FACILITIES

2.1. Intentionally Omitted.

2.2. Revolving Credit Facility. The Lender hereby agrees, subject to the terms and conditions of this Agreement and the Promissory Note of Borrower to the Lender of even date herewith, to extend the Revolving Credit to Borrower, at any time on or before the Termination Date, as follows: Lender will, upon request from Borrower, make loan advances to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time equal to the lesser of (i) Eight Million Dollars ($8,000,000.00) or (ii) the Borrowing Base.

2.3. Fees. The Borrower shall pay the Lender the following fees:

(a)
A commitment fee on the actual daily Unused Portion (as defined below) on and from the date hereof to and including the Termination Date, at the rate of thirty basis points (0.30%) per annum (using a day rate based upon a year of 360 days and charged for the actual number of days elapsed), payable on the last day of each month commencing March 31, 2007, and upon termination or reduction of the Revolving Credit. The “Unused Portion” means, on any day, the maximum amount of the Revolving Credit (as the same may be reduced pursuant to Section 2.5 below) on such day, less the aggregate principal amount of the Loans and Letters of Credit outstanding on such day.

(b)	A facility fee equal to $48,000.00, payable on or prior to the date of execution of this Agreement.

(c)
Borrower agrees to pay Lender a letter of credit fee of 1.5% per annum of the amount of any issued and outstanding standby Letters of Credit, payable for each day the letter of credit is outstanding at a rate of 1/360th of the applicable per annum rate, quarterly in advance. Borrower agrees to pay Lender a letter of credit fee for any trade letter of credit consistent with Lender’s standard fees for trade letters of credit.

2.4. Letter of Credit. So long as no event of default has occurred and/or no demand for payment of the Note has been made, and subject to the other conditions of the Loan Documents, Borrower may request Lender to issue Letters of Credit under the Revolving Credit for the account of Borrower, provided that (a) the aggregate undrawn face value of all such Letters of Credit at any time outstanding does not exceed $1,500,000.00 (“L/C Sublimit”), and (b) the L/C Sublimit when combined with the amount of advances outstanding under the Note, does not exceed the amount of the Note.

(a)	The following types of Letters of Credit can be issued hereunder:

financial standby and trade Letters of Credit up to an aggregate of $1,500,000,

(b)	Whenever a Letter of Credit is drawn, unless the amount drawn is immediately reimbursed by Borrower, the amount of the draw shall be an advance under the Note.

(c)
For each Letter of Credit required by Borrower and issued by Lender, Borrower agrees to execute and deliver to Lender an appropriate application and agreement in a form as required by Lender, and to pay such other service charges as are generally charged by Lender under its fee schedule in effect from time to time.

(d)	Each Letter of Credit issued hereunder shall be secured by any and all Collateral and any Guaranty agreement given to secure the Note.

2.5  Reduction of Line Limit. Borrower may, on written notice (each a “Reduction Notice”) to Lender, state its desire to reduce the maximum amount of the Revolving Credit available hereunder to any amount which is not less than the aggregate of the then outstanding principal amount of Loans and the undrawn face amount of Letters of Credit. Three (3) Business Days after receipt of such Reduction Notice, the obligation of Lender to make loans and issue Letters of Credit hereunder shall be limited to the amount set forth in such Reduction Notice. Any reductions of the maximum amount of the Revolving Credit shall be permanent and shall not be reinstated at any future date and any partial reduction shall be in the amount of not less than $1,000,000 and shall be in increments of $500,000 above such amount.

3. WARRANTIES

Borrower represents and warrants to the Lender (which representations and warranties will survive the delivery of the Note and the making of the Loans) that:

3.1. Existence and Legal Authority. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own its property and to carry on its business as now being conducted, to enter into the Loan Documents to which it is a party and the other agreements referred to herein and transactions contemplated thereby, and to carry out the provisions and conditions of such Loan Documents to which it is a party. Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Effect.

3.2. Due Execution and Delivery. Borrower has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Loan Documents to which it is a party, and each of them has been duly executed and delivered by Borrower and has been authorized by all required action, and Borrower has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

3.3. No Breach of Other Instruments. Neither the execution and delivery of the Loan Documents, nor the compliance by Borrower with the terms and conditions of the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the Articles of Incorporation or By-Laws, as applicable, or other governing documents of Borrower, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to the terms of any such agreement or instrument.

3.4. Government Authorization. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower of the transactions contemplated by the Loan Documents.

3.5. Ownership of Property. Except for Permitted Encumbrances or as otherwise permitted in the Security Instruments or this Agreement, Borrower has and will have good and marketable fee title to, or valid leasehold interests in, its real properties in accordance with the laws of the jurisdiction where located, and good and marketable title to substantially all its other property and assets, subject, however, in the case of real property, to title defects and restrictions which do not materially interfere with the operations conducted thereon by Borrower. Except for Permitted Encumbrances, the real property and all other property and assets of the Borrower is free from any liens or encumbrance securing Indebtedness and from any other liens, encumbrances, charges or security interests of any kind. Each lease, if any, to which Borrower is a party is in full force and effect, and no material default on the part of Borrower or, to its knowledge, any other party thereto exists.

3.6. Absence of Defaults, etc. The Borrower is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its articles of incorporation or by -laws, as applicable, or any other governing document, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department, which in the case of any such default described in clauses (i) through and including (iv) has had or could be reasonably expected to have Material Adverse Effect . There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

3.7. Indebtedness of Borrower. Borrower does not have outstanding on the date hereof, any Indebtedness for borrowed money, except for such Indebtedness identified in the financial statements referred to in Section 3.8 hereof.

3.8. Financial Condition. The Borrower has furnished to the Lender financial statements which, in the opinion of Borrower, fairly and accurately reflect the financial operations of Borrower for the period covered thereby, and there has been no material adverse change in the Borrower’s financial prospects since the date of such financial statements which would require revision of the same.

3.9. No Adverse Change. Subsequent to the date of the financial statements referred to in Section 3.8 hereof, Borrower has not incurred or agreed to incur any material liabilities or obligations, direct or contingent, and there has not been any material increase in the anticipated aggregate amount of debt of Borrower, or any other event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

3.10. Taxes. Except as set forth on Schedule 3.10 attached , Borrower has filed all tax returns which are to be filed and has paid, or has made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by them (except nothing herein shall require Borrower to pay any tax or assessment that Borrower is diligently contesting in good faith, and with respect to which Borrower has established adequate reserves on its books. The provisions for taxes reflected in the financial statements referred to in Section 3.8 are believed adequate to cover any and all accrued and unpaid taxes for which Borrower is liable for the period ended on the date of such balance sheet and all prior periods. Borrower knows of no deficiency assessment or proposed deficiency assessment of taxes for which Borrower may be liable, except as may be otherwise disclosed in writing to the Lender prior to the date hereof.

3.11. Litigation. Except as set forth on Schedule 3.11 attached, prior to the date hereof, there are no actions, suits or proceedings pending, or to the actual knowledge of Borrower, threatened against or affecting Borrower or its respective property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by Borrower, none of which, either individually or in the aggregate has had or reasonably could be expected to result in a Material Adverse Effect.

3.12. Environmental Matters. Borrower is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules, the failure to comply with has had or could be reasonably expected to have a Material Adverse Effect..

3.13. Subsidiaries and Affiliates. Except as set forth on Schedule 3.13, Borrower does not have any Subsidiaries or any Affiliates. If Borrower has any additional Subsidiary or Affiliate at any time subsequent to the date of execution hereof, the term “Borrower” as used in Sections 5 and 6 shall include in its meaning Borrower and its Subsidiaries, for such period or periods that Borrower has any Subsidiaries, unless the context clearly requires otherwise. For any period during which Borrower has any Subsidiaries, all financial statements, accounts and reports submitted by the Borrower and all calculations hereunder based on same shall be consolidated and/or on a consolidating basis or combined and/or on a combining basis with such Subsidiaries, as the context required.

3.14. ERISA. No Reportable Event or Prohibited Transaction which could reasonably be expected to create a liability in excess of Five Hundred Thousand Dollars ($500,000.00) or result in a Material Adverse Effect has occurred and is continuing with respect to any Plan of Borrower, and Borrower has not incurred an “accumulated funding deficiency” (as that term is defined by ERISA) since the effective date of ERISA.

3.15. Solvency. The Borrower is not insolvent as defined in any applicable state or federal fraudulent transfer, fraudulent conveyance or bankruptcy or similar creditors’ rights statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to Lender. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall constitute an unreasonably small capital, taking into consideration the obligations to Lender incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

3.16. No Burdensome Restrictions. Borrower is not a party to any instrument or agreement or subject to any charter or other corporate restriction which would reasonably be expected to result in a Material Adverse Effect.

3.17. Federal Reserve Regulations; Use of Loan Proceeds. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations G, U, or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

3.18. OFAC/USA PATRIOT Act Restrictions. Neither Borrower nor any Guarantor is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (“Treasury”) or under any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Treasury in consultation with the federal functional regulators, or under any statute, executive order, or other governmental action, and neither Borrower nor any Guarantor is engaging, or shall engage, in any dealings or transactions or shall otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender with any additional information that the Lender deems necessary from to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

4. CONDITIONS OF LENDING

4.1. Loan Funding. The obligation of the Lender to close the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived in writing by the Lender: (a) all legal matters and Loan Documents incident to the transactions contemplated hereby shall be reasonably satisfactory, in form and substance, to Lender's counsel; (b) the Lender shall have received (i) certificates by an authorized officer or representative of Borrower upon which the Lender may conclusively rely until superseded by similar certificates delivered to the Lender, certifying that (1) all requisite action taken in connection with the transactions contemplated hereby has been duly authorized and (2) the names, signatures, and authority of Borrower’s authorized signers executing the Loan Documents, and (ii) such other documents as the Lender may reasonably require to be executed by, or delivered on behalf of, Borrower to carry out the purposes of this Agreement; (c) the Lender shall have received the Note with all blanks appropriately completed, executed by an authorized signer for Borrower; (d) the Borrower shall have paid to the Lender the fee(s) then due and payable under this Agreement and the other Loan Documents; (e) no Material Adverse Effect shall have occurred; (f) the Lender shall have received the written opinion(s) of legal counsel for the Borrower selected by the Borrower and satisfactory to the Lender, dated the date of this Agreement and covering the Loan Documents and such other matter(s) as the Lender may reasonably require; (g) the Lender shall have received written instructions by the Borrower with respect to disbursement of the proceeds of the Loan; and (h) the Lender shall have received all Security Instruments duly executed by all parties thereto.

4.2. Security. No Loan shall be made hereunder unless and until Borrower shall have supplied to Lender as security for repayment of any and all Loans made hereunder the Security Instruments listed on Exhibit A hereto, in form and substance reasonably acceptable to Lender.

4.3. Each Loan. The obligation of the Lender to make any Loan shall be subject to initial compliance with Sections 4.1 and 4.2 herein and also subject to satisfaction of the following conditions that at the date of making such Loan, and after giving effect thereto: (a) no Event of Default shall have occurred and continue to exist, (b) each representation and warranty set forth in Section 3 above is true and correct as if then made, and (c) for Loans under the Revolving Credit Facility, a true, accurate and complete Borrowing Base Certificate has been provided.

5. COVENANTS

As long as credit is available hereunder or until all principal of and interest on the Note have been paid, the Borrower covenants and agrees that it will comply with the following provisions:

5.1. Accounting; Financial Statements and Other Information. Borrower shall maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each fiscal quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. Borrower will deliver or cause to be delivered to the Lender:

(a) As soon as practicable after the end of each quarter in each fiscal year, except the last, and in any event within 45 days thereafter, financial statements, including income statement, balance sheet, statement of condition of the Borrower as of the end of such quarter, and statements of cash flow, changes in financial position, and common shareholder’s equity for such quarter;

(b) As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, financial statements, including income statement, balance sheet, statement of condition of the Borrower as of the end of such year, and statement of cash flow and changes in financial position of the Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by an independent certified public accountant, accompanied by a report and unqualified opinion of an independent certified public accountant of recognized standing, selected by Borrower and satisfactory to the Lender, and prepared in accordance with generally accepted auditing standards;

(c) Together with each set of financial statements required under subparagraphs (a) and (b) a certificate in the form of Exhibit C, substantially in the form attached hereto, of the principal financial officer or other appropriate officer of Borrower (in his capacity as such officer on behalf of Borrower and not individually) stating (i) that the representations and warranties contained in this Agreement are true and correct in all material respects as of the date of the certificate, and whether or not there exists any Event of Default or Potential Default, specifying the nature and period of existence thereof and what action, if any, the Borrower is taking or proposes to take with respect thereto, and (ii) if such financials statements are quarterly financial statements, that such financial statements are complete and accurate in all material respects, subject to changes resulting from year-end adjustments;

(d) Promptly and in any event within five (5) Business Days after the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to PBGC were not waived;

(e) Promptly upon receipt, and in no event more 10 days after receipt, of a notice by Borrower or any ERISA Affiliate or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice;

(f) Promptly upon receipt thereof, copies of all written reports submitted to the Borrower by independent accountants in connection with any annual or interim compilation and/or review the books of Borrower;

(g) At the time of each Loan request and within twenty (20) days of each month-end during which any amount of the revolving Credit is outstanding, a Borrowing Base Certificate in form attached hereto as Exhibit B, together with a detailed accounts receivable and inventory report in form satisfactory to Lender;

(h) Promptly after transmission thereof or other filings with the SEC, copies of all annual, quarterly or current reports that Borrower is required to file with the SEC on Form 10-K, 10-Q or 8-K (or any successor form); and

(i) Promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that Borrower furnishes to its stockholders.

5.2. Additional Financial Reports. Borrower shall, upon request of Lender, deliver to the Lender its annual federal, state and local tax returns and such other financial information as Lender may reasonably request.

5.3. Insurance; Maintenance of Properties. Borrower shall: (a) maintain with financially sound and reputable insurers, insurance with coverage and limits as may be required by law and of such character and amounts as are usually maintained by companies engaged in like business, including without limitation products liability insurance; (b) furnish to Lender upon the execution of this Agreement and, at the beginning of each fiscal year, insurance certificates and, if requested by Lender, copies of insurance policies; and (c) obtain other or additional insurance promptly, upon the reasonable request of Lender, to the extent that such insurance may be available and is customary for the type of business in which Borrower is engaged. Lender shall be named a loss payee under such policies to the extent of its interest. The policies shall provide that no cancellation shall occur without thirty (30) days prior written notice to Lender. Borrower shall provide to Lender updated insurance certificates at least fifteen (15) days prior to the date of expiration. Borrower will at least annually and upon any change, or more often upon the occurrence of an Event of Default, upon request of Lender, furnish to the Lender a schedule of all insurance carried by Borrower, setting forth in detail the amount and type of such insurance. Except as otherwise permitted in this Agreement, Borrower will maintain, in good repair, working order, and condition, all properties used in the business of the Borrower, subject to ordinary wear and tear.

5.4. Existence; Business. Borrower shall cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. Borrower will comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, that Borrower shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation would not reasonably be expected to result in a Material Adverse Effect.

5.5. Payment of Taxes. Borrower shall pay all taxes, assessments, and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business, income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if proper amounts, determined in accordance with GAAP, have been set aside for the payment of all such taxes, charges, and assessments.

5.6. Adverse Changes. Borrower shall promptly notify the Lender in writing of (a) the occurrence of any event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Section 3 hereof and (b) any Material Adverse Effect.

5.7. Notice of Default. Borrower shall promptly notify (but in no event more than five (5) days after the occurrence thereof) the Lender of any Event of Default or Potential Default hereunder and any demands made upon the Borrower by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person, if the amount of such Indebtedness exceeds $500,000.00

5.8. Inspection. Borrower shall make available for inspection by duly authorized representatives of the Lender, or its designated agent, Borrower’s books, records, and properties when reasonably requested to do so, and will furnish the Lender such information regarding its business affairs and financial condition within a reasonable time after written request therefor.

5.9. Environmental Matters. Borrower:

(a) Shall comply in all respects with all Environmental Laws where a failure to comply could have a Material Adverse Effect;

(b) Shall deliver promptly to Lender (i) copies of any significant documents received from the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency, and (ii) copies of any significant documents submitted by Borrower or any of its Subsidiaries to the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency concerning its operations; and

(c) Shall promptly undertake and diligently pursue to completion all action recommended by any environmental audit report(s) issued and all action(s) necessary to correct any environmental problem or defect identified in any environmental audit report(s), unless Borrower contests in good faith any such determination and establishes within a reasonable time frame support for Borrower’s position based on a report of a qualified professional reasonably acceptable to Lender.

Borrower shall indemnify the Lender and hold it harmless against any loss, costs, damages, or expense, including, but not limited to, reasonable attorney’s fees, that Lender may incur, directly or indirectly, as a result of or in connection with the assertion against Lender of any claim relating to the presence or removal of any environmental contamination on any premises utilized by Borrower (except if resulting from the gross negligence or willful misconduct of Lender).

5.10. Health and Safety. Borrower shall be in compliance with all requirements of applicable federal, state, foreign, provincial and local environmental, health and safety laws, regulations, ordinances or rules which would, in the aggregate, if not complied with, result in a Material Adverse Effect.

5.11. Extraordinary Services. In the event extraordinary services are required by Lender for inspections, appraisals, or for securing estimates of costs which, in the Lender’s reasonable judgment are not regular or routine, Lender may deduct the reasonable expense of such extraordinary services from any moneys due to Borrower hereunder or from any account maintained by Borrower with Lender or any Lender Affiliate.

5.12. Commercial Operating Account. So long as credit is available hereunder or until all principal of and interest on the Note has been paid in full, the Borrower shall maintain with Lender and/or a Lender Affiliate, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable, except Borrower shall be allowed a commercially reasonable amount of time following the date of this Agreement to transfer its existing accounts to Lender. At the option of Lender, all Loan payments and fees will automatically be debited from the Borrower’s primary operating account and all disbursements of Loan proceeds shall be made by the Lender’s or Lender Affiliate’s crediting of such disbursements directly into the appropriate Borrower’s account.

5.13. Additional Assurance. Borrower shall upon request of Lender promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Lender may reasonably require, so as to completely vest in and ensure to Lender its rights hereunder and in or to the Collateral.

5.14. Sale, Purchase of Assets. Borrower shall not, directly or indirectly, (a) purchase, lease, or otherwise acquire any assets except in the ordinary course of business (which shall not be deemed to include the purchase or acquisition of ten percent (10%) or more of the capital stock or assets of operating businesses unless expressly consented to by Lender in writing prior to such purchase or acquisition) except for Permitted Acquisitions, purchases of its shares pursuant to any share buy back program for an amount in the aggregate with all other Share purchases does not exceed $2,500,000 during the term of this Agreement, or as otherwise expressly permitted under this Agreement; or (b) sell, lease, transfer, or otherwise dispose of any assets except for (i) assets sold, leased, transferred or subject to other disposition for full and adequate consideration in the reasonable judgment of Borrower which Borrower has determined to be worn out or obsolete or not useful in the ordinary course of its business, and (ii) assets sold, leased, transferred or subject to other disposition in the ordinary course of business provided that Borrower receives full and adequate consideration in the reasonable judgment of Borrower in exchange for such assets sold, leased, transferred or otherwise subject to disposition.

5.15. Mortgages, Security Interests, and Liens. Borrower shall not, directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to any property or assets of Borrower, whether now owned or hereafter acquired other than:

(a) Liens for taxes, assessments, or governmental charges or levies the payment of which is not at the time required by Section 5.5 hereof;

(b) Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, and surety and appeal bonds, or to secure the performance and return of money bonds and other similar obligations, excluding obligations for the payment of borrowed money;

(d) Any judgment Lien, provided that the judgment it secures shall, within thirty (30) days after the entry thereof, have been discharged or execution therefor stayed pending appeal, or shall have been discharged within thirty (30) days after the expiration of any such stay;

(e) Liens that secure the Indebtedness of Borrower for the purchase price or improvement of any real or personal property and that only encumber the property purchased or improved, provided such Indebtedness is permitted under Section 5.16 hereof;

(f) Liens that secure the repayment of Indebtedness of Borrower to the Lender or any Lender Affiliate; or

(g) Liens set forth in Schedule 5.15, or evidenced by or permitted under the terms of Security Instruments only, and any other Permitted Encumbrances.

5.16. Indebtedness . Borrower shall not (a) create, incur or assume additional indebtedness for borrowed money (not outstanding on the date hereof), including capital leases, in excess of the aggregate amount of $1,500,000 outstanding at any one time for Borrower and its Subsidiaries, except indebtedness to (i) to Lender contemplated by this Agreement or (ii) to any Subsidiary that is a Guarantor that has granted to Lender a security interest in all of its personal property pursuant to a security agreement substantially equivalent to the security agreement executed and delivered by Borrower to Lender or owing by such Subsidiary to Borrower, or (b) sell with recourse any of Borrower’s accounts, except to Lender.

5.17. Assumptions; Guaranties. Borrower shall not assume, guarantee, endorse, or otherwise become directly or contingently liable for (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in any debtor or otherwise to assure the creditor against loss) any obligation or Indebtedness of any other Person, except (i) guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (ii) Indebtedness of Borrower to the Lender or any Lender Affiliate; (iii) a guaranty of any Indebtedness of Borrower or a Subsidiary of Borrower that is permitted under Section 5.16; and (iv) Borrower’s guaranty of the obligations of 1803-1807 Elmwood Avenue LLC to NewBuff Associates LLC pursuant to a Net Lease, dated November 10, 2003, as may be amended from time to time.

5.18. Mergers; Consolidation; Sale of Borrower. Borrower shall not merge or consolidate with any Person, dissolve, wind up its affairs, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except (a) a merger of a Subsidiary into Borrower, (b) a merger of a Person into Borrower in connection with a Permitted Acquisition or (c) or a merger with another Person that is or becomes a Borrower hereunder as of the date of such transaction and such further assurances with respect to any such transaction satisfactory to the Lender are delivered on or before the effective date of such transaction.

5.19. Investments; Loans. Borrower shall not, directly or indirectly, (a) purchase or otherwise acquire or own any stock or other securities of any other Person (other than as permitted under this Agreement) or (b) make or permit to be outstanding any loan or advance (other than trade advances in the ordinary course of business or as otherwise permitted under this Agreement) or enter into any arrangement to provide funds or credit, to any other Person, except that (i) it may purchase or otherwise acquire and own marketable U.S. Treasury and Agency obligations, and certificates of deposit and bankers acceptances issued or created by any domestic commercial bank, and the stock of any Subsidiaries identified in Section 3.13, (ii) it may engage in Permitted Acquisitions, (iii) it may makes loans and advances to any Subsidiary that is a Guarantor that has granted to Lender a security interest in all of its personal property pursuant to a security agreement substantially equivalent to the security agreement executed and delivered by Borrower to Lender; and (iv) it may make loans and advances in the aggregate not exceeding $500,000.

5.20. Payment of Subordinated Debt. Borrower shall not make any payment upon any outstanding indebtedness which is subordinated to the Lender in violation of the terms of any applicable subordination agreement or terms of subordination applicable thereto

5.21. Related Expenses. Borrower hereby authorizes Lender or Lender’s designated agent (but without obligation by Lender to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Lender for any and all Related Expenses. Lender may, at its option, debit Related Expenses directly to the Loan Accounts or any Account of Borrower maintained with Lender or any Lender Affiliate; provided that Lender shall provide to Borrower supporting documentation for any Related Expenses so debited; and provided further that Lender is not so authorized to incur Related Expenses to perform any matter that Borrower has an obligation to perform unless Lender has provided notice to Borrower of Borrower’s failure to so perform and Borrower has not promptly corrected such failure. Borrower acknowledges that Lender’s routine inspection fees relating to the Borrowing Base are Related Expenses reimbursable by Borrower.

5.22. Cash Flow Requirements. Borrower shall maintain Cash Flow of not less than the amount set forth, tested at the end of any fiscal year set forth below for the preceding 12-month period:

Fiscal Year End	Operating Cash Flow

December 31, 2007	$ 750,000.00
December 31, 2008	$1,500,000.00
December 31, 2009	$2,250,000.00

5.23. Total Funded Debt to EBITDA Ratio. Borrower shall maintain a ratio of Total Funded Debt to EBITDA of not greater than the amount set forth, tested as of the end of any fiscal year, set forth below for the period of the previous four fiscal quarters:

Fiscal Year End	Ratio

December 31, 2007	4.25 to 1.0
December 31, 2008	3.5 to 1.0
December 31, 2009	3.0 to 1.0

6. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1. Payments. If (a) the interest on any Note or any commitment or other fee shall not be paid in full punctually when due and payable, or (b) the principal of any Note shall not be paid in full punctually when due and payable.

6.2. Covenants. If Borrower or any Obligor fails to perform or observe any covenant or agreement (other than as referred to in Section 6.1 hereof) contained in this Agreement or in any other of the Loan Documents, and such failure remains unremedied for thirty (30) days after the Lender gives notice thereof to such Borrower or Obligor.

6.3. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Loan Document or any other material information furnished by Borrower or any Obligor to Lender or any other holder of any Note, shall be false or erroneous in any material respect.

6.4. Validity Of Loan Documents. If (a) any material provision, in the reasonable judgment of Lender, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Obligor; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Obligor shall be contested by Borrower or any Obligor; (c) Borrower or any Obligor shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

6.5. Loan Document Default. If any event of default shall occur under any other Loan Document, or if under any Loan Document any payment is required to be made by Borrower or any Obligor on demand of Lender, and such demand is made and has not been timely satisfied.

6.6. Cross Default. If Borrower shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money of more than $500,000, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

6.7. ERISA Default. The occurrence of one or more ERISA Events that (a) could be reasonably expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of Borrower.

6.8. Money Judgment. A final judgment or order for the payment of money in an amount in excess of $500,000 shall be rendered against Borrower or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.

6.9. Intentionally Omitted.

6.10. Intentionally Omitted.

6.11. Solvency. If Borrower or any Obligor shall (a)  die or discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for 60 consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take any action in order thereby to effect any of the foregoing, or omit to take, any action in order to prevent any of the foregoing.

7. REMEDIES UPON DEFAULT

7.1. Rights of Lender. If any Event of Default shall occur, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

(a)  Declare all of the Borrower’s Obligations to Lender to be immediately due and payable, whereupon all unpaid principal, interest and fees in respect of such Obligations, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of the Loan Documents or otherwise, shall be immediately due and payable;

(b) Terminate any commitment to make any additional advances under any Loan;

(c) Exercise any and all rights and remedies available to Lender under any applicable law;

(d) Exercise any and all rights and remedies granted to Lender under the terms of this Agreement or any of the other Loan Documents; and/or

(e) Set off the unpaid balance of the Obligations against any debt owing to Borrower by the Lender or by any Lender Affiliate, including, without limitation, any obligation under a repurchase agreement or any funds held at any time by the Lender or any Lender Affiliate, whether collected or in the process of collection, or in any time or demand deposit account maintained by Borrower at, or evidenced by any certificate of deposit issued by, the Lender or any Lender Affiliate. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower pursuant to this Agreement in the amount of such participation.

(f) With respect to Borrower’s Instruments, Documents and Chattel Paper, request in writing that Borrower immediately deliver or cause to be delivered to Lender or any Lender Affiliate, all of Borrower’s Instruments, Chattel Paper, and Documents, appropriately endorsed either, at Lender’s option, (i) to Lender’s order, without limitation or qualification. Lender, or Lender’s designated agent, is hereby constituted and appointed Borrower’s attorney-in-fact with authority and power to so endorse any and all Instruments, Documents, and Chattel Paper upon Borrower’s failure to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all Obligations are paid, performed and observed in full, (ii) exercisable by Lender at any time after the occurrence and during the continuance of an Event of Default and without any request upon Borrower by Lender to so endorse, and (iii) exercisable in Lender’s name or Borrower’s name.

7.2. No Waiver. The remedies in this Section 7 are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lender may be entitled. No failure or delay on the part of the Lender in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. The remedies in this Agreement are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lender may be entitled. All Lender’s rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument or document shall be cumulative and may be exercised singularly or concurrently.

8. MISCELLANEOUS

8.1. Remedies; Waiver; Amendments. No waiver of any provision of this Agreement or the Note, or consent to departure therefrom, is effective unless in writing and signed by the Lender. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by the Borrower and the Lender. If at any time or times, by assignment or otherwise, Lender transfers any of the Obligations to another person, such transfer shall carry with it Lender’s powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer.

8.2. Expenses, Costs and Taxes. The Borrower shall pay on demand all of the following costs and expenses of Lender: (a) reasonable out of pocket expenses, including but not limited to attorneys’ fees and expenses, of Lender in connection with the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of this Agreement, the Note and the other instruments and documents to be delivered hereunder following the occurrence and during the continuance of an Event of Default, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due hereunder or in any other Loan Documents, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any collateral securing the Note, or the restructuring or enforcement of the Note or any other Loan Document. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. Borrower authorizes Lender to debit such expenses, costs and taxes directly to Borrower’s Loan accounts or any account Borrower maintains with Lender or Lender Affiliate. Notwithstanding anything herein to the contrary, Borrower shall have no liability for Closing Costs incurred by Lender.

8.3. Indemnification. The Borrower shall indemnify and hold the Lender harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Lender shall be designated a party thereto) which may be incurred by the Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of any Loan hereunder; provided, that the Lender shall have no right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. A certificate as to any such loss or expense shall be promptly submitted by the Lender to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

8.4. Construction. The provisions of this Agreement and the respective rights and duties of Borrower and Lender hereunder shall be governed by and construed in accordance with New York law and any applicable federal laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in Erie County, over any action or proceeding arising out of or relating to this Agreement, or any document related to the Obligations, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. The several captions to different Sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof. Time is of the essence in the performance of the obligations under this Agreement. All grace periods in this Agreement and all other Loan Documents shall run concurrently.

8.5. Extension of Time. If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.

8.6. Notices. All notices, requests, demands or other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, or if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the signature pages of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or three (3) Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender.

8.7. Capital Adequacy. If Lender shall have determined, after the closing of the Loans, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) issued after the date hereof of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Lender (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within fifteen (15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender (or its holding company) for such reduction. Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to Lender. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure on the part of Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Lender’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed but if so held invalid or inapplicable an adjustment shall be made with respect any period subsequent thereto, if Borrower has paid or would otherwise be paying such additional compensation for such period.

8.8. Survival of Agreements; Relationship. All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; provided, that no subsequent holder of the Note shall by reason of acquiring that Note or Notes become obligated to make any Loan hereunder and no successor to or assignee of the Borrower may borrow hereunder without the Lender’s written assent. The Lender may transfer and assign this Agreement, and the Loans hereunder, and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Lender, provided, however, prior to the occurrence of an Event of Default, or event which, with the giving of notice or passage of time or both, would constitute an Event of Default, such assignment may be made only with the consent of Borrower, which consent shall not be unreasonably withheld. Borrower may not assign this Agreement or the right to receive any disbursements hereunder or any interest herein. The rights and powers given in this Agreement to the Lender are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings. The relationship between the Borrower and the Lender with respect to this Agreement, the Note and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and the Lender has no fiduciary obligation toward the Borrower with respect to any such document or the transactions contemplated thereby.

8.9. Severability. If any provision of this Agreement or the Note, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Note, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

8.10. Entire Agreement. This Agreement, the Note, the Security Instruments and any other Loan Document executed in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and supersede, amend and restate prior writings with respect to the subject matter hereof. In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

8.11. Participation/Syndication. Borrower acknowledges that the Lender reserves the right to syndicate and/or participate its interest in the Loans and Borrower agrees to, at Lender’s reasonable request, execute such additional promissory notes and other instruments as may be appropriate to evidence its obligation under the Loans to such syndicate Lenders as may commit, in the future, to fund a portion of the Loans according to the terms of this Agreement; provided, however, prior to the occurrence of an Event of Default, or event which, with the giving of notice or passage of time or both, would constitute an Event of Default, Borrower shall have the right to approve any bank or other lender that is brought into the syndicate or as a participant, which approval shall not be unreasonably withheld.

8.12. JURY TRIAL WAIVER. BORROWER AND LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the Borrower and the Lender have each caused this Agreement to be executed by their duly authorized officers on the date first set forth above.

Address:	Borrower:

1801 Elmwood Avenue	MOD-PAC CORP.
Buffalo, New York 14207
	By:	/s/ David B. Lupp
David B. Lupp
Vice President - Finance and Chief Financial Officer

Address:	Lender:

50 Fountain Plaza	KEYBANK NATIONAL ASSOCIATION
Buffalo, New York
	By:	/s/ Mark F. Wachowiak
Mark F. Wachowiak
Vice President

Exhibit A

Security Instruments

Security Agreement between Borrower and Lender dated of even date herewith.

Exhibit B

BORROWING BASE CERTIFICATE

The undersigned hereby certifies to KEYBANK NATIONAL ASSOCIATION (“Lender”), in accordance with the terms of the Loan Agreement between MOD-PAC CORP. (“Borrower”) and Lender dated March 8, 2007, as may be amended from time to time (AAgreement@), that:

A. RECEIVABLES

(i) Total Receivables	$
Less:
Ineligible Receivables:
Specific Receivables > 90 days
from invoice date

Credit Balances

Contra Account

Accounts Subject to Liens

Subsidiary, Shareholder
or Employee

Foreign Receivables except
from a Canadian Account
Debtor

Government Receivables (without
Assignment of Claims Act
Compliance)

Other Ineligibles

Total for Ineligibles:	<$	>

Total Eligible Receivables

x 80% Advance Rate	x	.80

RECEIVABLES BORROWING BASE	$

B.  INVENTORY

(i) Total Inventory	$

Less:
Ineligible Inventory	<$	>

Total Eligible Inventory	$

x 40% Advance Rate	x	.40

INVENTORY BORROWING BASE	$		= B
INVENTORY CAP		$1,500,000	= C
LESSER OF B OR C	$		= D

C. EQUIPMENT

EQUIPMENT BORROWING BASE		$2,000,000	= E

D. BORROWING CAPACITY

(i)Maximum Loan = A+D+E above =	$
(not in excess of $8,000,000)

Less: Face Amount of Outstanding
Letters of Credit	<$	>

Sub-Total	$

Less: Current Balance	<$	>

Total Availability	$

The undersigned certifies that to the best of the knowledge of the undersigned, the value of the undersigned’s Eligible Equipment has not fallen below $2,000,000.

To the best knowledge of the undersigned, the undersigned is in compliance with all of the terms and provisions on its part to be observed or performed under the Agreement, and no event or circumstance which upon notice, lapse of time or both has occurred or is continuing would cause the undersigned to be out of compliance with the Agreement.

Dated: ______________________, ______	MOD-PAC CORP.

By_________________________________
Name:______________________________
Title:_______________________________

Exhibit C

COMPLIANCE CERTIFICATE

MOD-PAC CORP. (“Borrower”) hereby certifies to KEYBANK NATIONAL ASSOCIATION (“Lender”) pursuant to the Loan Agreement between Borrower and Lender dated as of March 8, 2007, as may be amended from time to time (“Agreement”) that:

A. General:

1. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

2. There does not exist an Event of Default or an event which would with notice or the lapse of time, or both, constitutes an Event of Default .

3. The representations and warranties contained in the Agreement are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof.

B. Financial Statements:

1. Any quarterly financial statements delivered with this Certificate are complete and accurate in all material respects, subject to changes resulting from year-end adjustments.

C. Financial Covenants (Complete for Fiscal Year End Only Beginning FYE 12/31/07):

1. As of the date hereof or, for any fiscal year as may be designated below, the computations, ratios and calculations as set forth below in accordance with Sections 5.22 and 5.23 of the Agreement, are true and correct in all material respects:

(a)	Cash Flow
	as of __________________, _____:	$__________

(b)	Total Funded Debt to EBITDA Ratio
	as of __________________, _____:	___ to 1.0

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this certificate in the name and on behalf of the Borrower on _______________________, 20___.

MOD-PAC CORP.

By_________________________________
Name:______________________________
Title:_______________________________

Schedule 3.10

Federal income tax audit in process of tax years 2003, 2004, and 2005

Section 3.11

None.

Schedule 3.13

1803 -1807 Elmwood Avenue LLC, a New York Limited Liability Company

Schedule 5.15

1.	HSBC Business Credit (USA) Inc. : Operating lease covering Heidelberg press;
2.
Kodak Polychrome Graphics, LLC: The following equipment is owned by Kodak, and the Borrower is permitted to use it in consideration of purchasing Kodak products --one thermal line, which includes 1 each of pre-bake oven, developer unit, post-bake oven, gum unit, plate stacker and 3 conveyor sections; and two sword lines, each includes 1 each of developer & gum unit, plate stacker and transfer conveyor;

3.	Hewlett-Packard Financial Services Company: Operating lease covering digital printing press; and
4.
Xpedx: Consignment of materials for use by Borrower -- consisting of aluminum plates and chemicals that are processed on the above Kodak-owned equipment. In addition, a similar consignment for use of paper products is under negotiation.

5.
HSBC Bank USA - Liens on equipment in favor of HSBC Bank USA securing obligations owing to HSBC Bank USA with respect to two letters of credit being replaced by Letters of Credit being issued by the Lender following signing of this Loan Agreement. These liens will be terminated once the HSBC letters of credit are returned to HSBC Bank USA.

Certain of the above items may not constitute “Liens” that are required to be disclosed, but have been added to this disclosure schedule for informational purposes.